Ex - 99.1

News Release

For Further Information Contact: John P. Jordan Vice President, Chief Financial Officer & Treasurer Voice: 860-347-8506 inquire@zygo.com

ZYGO REPORTS $0.33 EPS for Q2 of FISCAL 2012,
Q2 REVENUES UP 11% OVER PRIOR YEAR

MIDDLEFIELD, CT, February 2, 2012 – Zygo Corporation (NASDAQ: ZIGO) today announced its financial results for the second quarter of fiscal 2012 ended on December 31, 2011 and points out the following highlights in its results:

•	Q2 FY2012 revenues increased 11% over the prior year quarter. First half fiscal 2012 revenues of $84 million increased 25% over prior year first half.

•

Q2 bookings of $48.8 million increased $2.4 million, or 5%, over the prior year quarter bookings, which included $7.1 million of backlog associated with the acquisition in November 2010. Excluding that backlog, bookings increased $9.5 million, or 24% over the prior year bookings.

•	Backlog of nearly $70 million is at highest level in three years.

•	EPS of $0.33 per diluted share increased by $0.12, or 57%, over the prior year quarter, excluding prior year gain on acquisition of $0.11.

•	Gross margin exceeded 49% for the second consecutive quarter, maintaining a 10-year-high level.

•	Seventh consecutive quarter of operating margin increase – at 18.6%, the highest operating margin in twelve years.

•	Operating cash flow of more than $24 million for the first half of fiscal 2012 increased cash and marketable securities to more than $83 million at December 31, 2011.

•

Won a prestigious contract valued in excess of $9 million with the College of Nanoscale Science and Engineering (CNSE) of the University at Albany and the SEMATECH consortium of chipmakers, and a $4 million order from a major medical device manufacturer for high precision assemblies.

Fiscal 2012 second quarter revenues of $40.0 million increased 11% over revenues of $36.1 million in the comparable prior year quarter.

Net earnings of $6.2 million, or $0.33 per diluted share, for the second quarter of fiscal 2012 increased by 7% over net earnings of $5.8 million, or $0.32 per diluted share, recorded in the second quarter of fiscal 2011. Fiscal 2011 second quarter earnings included a gain of $0.11 per diluted share attributable to the Richmond asset acquisition during that quarter. Excluding that nonrecurring gain, diluted EPS were 57% higher than diluted EPS in the prior year quarter.

Bookings of $48.8 million for fiscal 2012 second quarter increased 5% over fiscal 2011 second quarter bookings of $46.4 and 14% higher than fiscal 2012 first quarter bookings of $42.9 million. Prior year quarter bookings included $7.1 million backlog recorded as bookings in connection with the acquisition during that quarter. If the backlog associated with the acquisition were excluded, bookings would be 24% higher than bookings in the prior year quarter. Bookings for the Metrology Solutions Division were 54% of the total; Optical Systems Division bookings were 46%. Backlog increased to $69.7 million at December 31, 2011, compared with $59.0 million at December 31, 2010, and $60.9 million at September 30, 2011.

Revenues of $84 million for the first six months of fiscal 2012 were $16.8 million, or 25%, higher than first half revenues for fiscal 2011. Net earnings attributable to Zygo of $12.6 million exceeded prior year first half net earnings of $8.5 million by 49%. First half fiscal 2012 diluted EPS of $0.68 per share was 42% higher than EPS attributable to Zygo of $0.48 per diluted share for the first half of fiscal 2011. If the one-time gain of $0.11 were excluded from the prior year first half results, diluted EPS for fiscal 2012 first half would be 84% higher than prior year EPS.

Commenting on the second quarter results, John P. Jordan, Vice President, Chief Financial Officer and Treasurer of Zygo Corporation, said, “Our ongoing process improvements from initiatives in lean manufacturing methods once again sustained the highest gross margin levels in over ten years. Gross margin is at the same high level as the previous quarter, despite slightly lower revenues, reflecting product mix variation. Operating margin increased for the seventh consecutive quarter to the highest level in over twelve years. Additionally, robust operations results and disciplined working capital management helped generate over $24 million of cash from operations for the first half of fiscal 2012, resulting in cash and marketable securities at December 31, 2011 of more than $83 million.”

Dr. Chris Koliopoulos, President and Chief Executive Officer of Zygo Corporation, commented, “We are very pleased with our fiscal 2012 Q2 results. Earnings per diluted share of $0.33 increased 57% over the EPS of Q2 2011, excluding the gain recorded on the acquisition of the Richmond assets. Our organization’s focus on execution and continued expansion in our markets is driving healthy bookings and revenues. The CNSE/SEMATECH and ophthalmic device orders are examples of the opportunities available to our Optics Systems Division due to our leading capabilities in optics design and manufacturing. Demand for metrology instruments is healthy, bolstered by the several new products introduced during the past year. While customer timing of deliveries affected recognition of revenues during the quarter, we expect second half revenues to benefit significantly from our healthy backlog, which is the highest in over three years. Continued expansion of our market presence, together with recently introduced products and our drive for innovation should continue to fuel demand for Zygo products and help sustain bookings and revenue growth during the rest of fiscal 2012 and into the future.”

A reconciliation between GAAP (Accounting Principles Generally Accepted in the United States of America) operating results and non-GAAP operating results is provided following the financial statements that are part of this release.

Zygo Corporation is a worldwide supplier of optical metrology instruments, precision optics and electro-optical design and manufacturing services serving customers in the semiconductor capital equipment, bio-medical, scientific and industrial markets.

Note: Zygo’s teleconference to discuss the results of the second quarter and first six months of fiscal 2012 will be held at 5 PM Eastern Time on February 2, 2012 and can be accessed by dialing 800-786-5195. This call is web cast live on Zygo’s web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

Forward-Looking Statements
All statements other than statements of historical fact included in this news release regarding financial performance, condition and operations and the business strategy, plans, anticipated revenues, bookings, market acceptance, growth rates, market opportunities and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements provide management’s current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan(s),” “strategy,” “project,” “should” and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending of our customers; fluctuations in revenues to our major customers; manufacturing and supplier risks; risks of booking cancellations, push-outs and de-bookings; dependence on timing and market acceptance of new product development; rapid technological and market change; risks in international operations; risks related to the reorganization of our business; dependence on proprietary technology and key personnel; length of the revenue cycle; environmental regulations; investment portfolio returns; fluctuations in our stock price; the risk that anticipated growth opportunities may be smaller than anticipated or may not be realized; risks related to business acquisitions, including the acquisition of substantially all the assets of ASML US, Inc.’s Richmond, California facility, and integration of the business and employees; the risks related to the Company’s recent changes in senior management; and the risks associated with the recovery from the recent earthquake, tsunami and nuclear disaster in Japan and their impact on our customers, suppliers, and operations. Zygo Corporation undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this news release except as required by law. Further information on potential factors that could affect Zygo Corporation’s business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2011, filed with the Securities and Exchange Commission on September 13, 2011.

Zygo Corporation and Subsidiaries Condensed Consolidated Statements of Operations
(Unaudited)

(Thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,

	2011	2010	2011	2010

Net revenues	$40,040	$36,086	$84,032	$67,205
Cost of goods sold	20,398	19,192	42,773	36,108

Gross profit	19,642	16,894	41,259	31,097

Selling, general and administrative expenses	8,107	8,257	17,570	15,468
Research, development and engineering expenses	4,087	3,768	8,149	7,133

Total operating expenses	12,194	12,025	25,719	22,601

Operating profit	7,448	4,869	15,540	8,496

Other income (expense)
Interest income	21	12	28	15
Miscellaneous income (expense), net	111	1,320	(226)	1,498

Total other income (expense)	132	1,332	(198)	1,513

Earnings from continuing operations before income tax, including noncontrolling interests	7,580	6,201	15,342	10,009
Income tax expense	(823)	(111)	(1,609)	(754)

Net earnings from continuing operations	6,757	6,090	13,733	9,255

Net earnings from discontinued operations, net of tax	—	—	—	91

Net earnings including noncontrolling interests	6,757	6,090	13,733	9,346
Less: Net earnings attributable to noncontrolling interests	579	316	1,086	844

Net earnings attributable to Zygo Corporation	$6,178	$5,774	$12,647	$8,502

Basic - Earnings per share attributable to Zygo Corporation
Continuing operations	$0.34	$0.33	$0.71	$0.47
Discontinued operations	—	—	—	0.01

Net earnings per share	$0.34	$0.33	$0.71	$0.48

Diluted - Earnings per share attributable to Zygo Corporation
Continuing operations	$0.33	$0.32	$0.68	$0.47
Discontinued operations	—	—	—	0.01

Net earnings per share	$0.33	$0.32	$0.68	$0.48

Net earnings from continuing operations attributable to Zygo Corporation	$6,178	$5,774	$12,647	$8,411

Zygo Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(Thousands)

	December 31, 2011	June 30, 2011

Assets
Current assets:
Cash and cash equivalents	$82,184	$60,039
Marketable securities	1,000	1,000
Receivables, net	27,465	31,424
Inventories	24,625	28,379
Prepaid expenses and other current assets	1,621	1,745

Total current assets	136,895	122,587

Marketable securities	777	980
Property, plant and equipment, net	29,123	30,195
Intangible assets, net	5,488	5,842

Total assets	$172,283	$159,604

Liabilities and Equity
Current liabilities:
Accounts payable	$5,937	$7,120
Accrued expenses	19,356	19,435
Income tax payable	796	550
Current liabilities of discontinued operations	141	281

Total current liabilities	26,230	27,386

Other long-term liabilities	2,984	4,131

Commitments and contingencies

Total stockholders’ equity - Zygo Corporation	139,623	124,720
Noncontrolling interests	3,446	3,367

Total equity	143,069	128,087

Total liabilities and equity	$172,283	$159,604

Zygo Corporation and Subsidiaries
Reported Results to Non-GAAP Results
(Unaudited)

(Thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,

	2011	2010	2011	2010

GAAP operating profit (as reported)	$7,448	$4,869	$15,540	$8,496

GAAP other income (expense) (as reported)	$132	$1,332	$(198)	$1,513
Adjustments to other income (expense) - acquisition gain	—	(1,289)	—	(1,289)

Total non-GAAP other income (expense)	$132	$43	$(198)	$224

Net earnings attributable to noncontrolling interests (as reported)	579	316	1,086	844

GAAP income tax expense (as reported)	(823)	(111)	(1,609)	(754)
Adjustment to income taxes: valuation allowance (Note 1)	—	(725)	—	(725)

Total non-GAAP income tax expense	$(823)	$(836)	$(1,609)	$(1,479)

Non-GAAP net earnings - continuing operations as adjusted	$6,178	$3,760	$12,647	$6,397

GAAP earnings per diluted share - continuing operations (as reported)	$0.33	$0.32	$0.68	$0.47
Non-GAAP net earnings per diluted share - continuing operations as adjusted	$0.33	$0.21	$0.68	$0.36

Weighted average shares used in diluted shares calculation	18,631	17,993	18,503	17,862

Note 1 - The Company’s reported results for fiscal 2012 and 2011 include a full valuation allowance on its deferred tax assets. The adjustment in fiscal 2011 reflects the removal of the tax benefit associated with the change in the valuation allowance due to the effect of the acquisition.

Non-GAAP net earnings, as adjusted, and non-GAAP net earnings per diluted share, as adjusted, are operating performance measures defined by the Company and used by the Company’s management to evaluate its operating activities, and a reconciliation of such amounts to reported results is presented above. These non-GAAP financial measures are not intended to replace reported amounts of net earnings or net earnings per diluted share, which are the most directly comparable GAAP financial measures. The Company believes that providing such non-GAAP measures and reconciliation is useful to users of the financial statements, since such measures introduce certain significant and unusual adjustments into the Company’s results, thus enhancing comparability of the Company’s results between periods presented. These non-GAAP measures are not alternatives to, and are not intended to replace, the most directly comparable reported measures under GAAP and should not be considered as alternatives to net earnings and net earnings per diluted share, or any other measure of consolidated operating results, under GAAP.